Exhibit 99.1

   The St. Joe Company Reports Third Quarter Earnings Per Share of $0.30 Before Cumulative Effect of a Change in Accounting Principle

    Business Editors/Real Estate Writers

    JACKSONVILLE, Fla.--(BUSINESS WIRE)--xx--The St. Joe Company
(NYSE:JOE):

    --  Raising Expectations for Full Year 2003

    --  Residential Pipeline Continues to Increase

    --  Company Paid Third Quarter Dividend of $0.12 per Share

    -- duPont Trust Sold 11.0 Million Shares Reducing Holdings to 31.8 Percent

    --  Early Indications Point to RiverCamps Success

    The St. Joe Company (NYSE:JOE) today announced that net income for the third quarter of 2003 was $12.9 million, or $0.17 per diluted share, compared with $11.7 million, or $0.15 per diluted share, in the third quarter of 2002. Third quarter 2003 net income and net income per share included a pretax gain from conservation land sales of $3.9 million, or $0.05 per share, compared to $0.1 million in the third quarter of 2002. Third quarter 2003 net income and net income per share also included a $10.1 million, or $0.13 per share, charge to earnings for the cumulative effect of a change in accounting for certain financial instruments with characteristics of liabilities and equity. This was required as a result of St. Joe's adoption of Statement of Financial Accounting Standards No. 150 (FAS 150). For additional information on FAS 150, see Table 16.
    "Sales velocity and pricing at our key Northwest Florida developments continue to be strong," said Peter S. Rummell, chairman and CEO of St. Joe. "Units at WaterColor and WaterSound Beach are selling very quickly. With demand high, we are carefully managing inventories to build long-term value."
    "St. Joe Commercial land sales are also performing ahead of last year's pace," said Rummell. "Commercial is building an excellent pipeline of business on strong market interest in Northwest Florida's retail, office, multi-family and other mixed-use product. Meanwhile, St. Joe Land Company turned in its best quarter of the year, began sales at its first RiverCamp and launched a new product line for rural land buyers."
    "During the third quarter, we continued to make excellent progress on several strategic fronts," said Rummell. "The number of Florida residential units entitled or in the entitlement process now approaches 25,000. We are working hard to create value that can be harvested in the future. With Florida's demographic advantage and JOE's concentrated, high-quality, low-basis land and place-making expertise, we are well-positioned for the future."
    "RiverCamps on Crooked Creek in Bay County and SummerCamp in Franklin County are each gearing up for sales," said Rummell. "We are pleased with the market's strong interest in both of these new projects. Currently, the release of the first 23 RiverCamp home sites is oversubscribed, and a lottery process is being planned to choose buyers. Closings are expected to begin in the fourth quarter."
    "SummerCamp sales are expected to get underway in the first quarter of 2004," said Rummell. "We expect infrastructure construction at the site to start in the same time period."
    Earnings before interest, taxes, depreciation and amortization (EBITDA) was $33.5 million, or $0.43 per diluted share, for the third quarter of 2003, compared with $31.3 million, or $0.39 per diluted share, for the same quarter in 2002. EBITDA included gains from conservation land sales of $3.9 million, or $0.05 per share, in the third quarter of 2003, compared with $0.1 million for the same quarter in 2002. Third quarter 2003 EBITDA and EBITDA per share also included the charge to earnings of the pretax cumulative effect of a change in accounting principle of $16.1 million, or $0.21 per share, pursuant to the requirements of the newly issued FAS 150.
    Table 13 below provides a reconciliation of EBITDA to net income. The Financial Accounting Standards Board's FAS 150 requires companies having consolidated entities with specified termination dates, such as St. Joe/Arvida Company L.P., to treat the minority owner's interests in such entities as liabilities in an amount based on the fair value of the entities. St. Joe's $16.1 million pretax charge relating to the adoption of FAS 150 relates principally to the St. Joe/Arvida Company, L.P. St. Joe subsequently acquired the minority interest in St. Joe/Arvida Company, L.P. on July 2, 2003.

    Dividend Increase

    As previously announced, the board of directors declared a quarterly cash dividend for the third quarter of 2003 of $0.12 per share on St. Joe common stock, paid on September 30, 2003 to shareholders of record at the close of business on September 16, 2003. The company had previously paid an annual dividend of $0.08 per share in each of the last four years.

    Outlook

    Full Year 2003 Expectations Raised

    "Based on good year-to-date results and a strong pipeline of business, we remain very optimistic about the performance JOE will turn in for the entire year 2003," said Kevin M. Twomey, president, COO and CFO of St. Joe.
    "In February, we made comparisons to 2002 excluding three large items in that year: conservation land sales ($30.1 million pretax; $18.5 million net income), a gain on the sale of Arvida Realty Services (ARS) ($33.7 million pretax; $20.7 million net income), and a gain on the forward sale of equity securities ($132.0 million pretax; $86.4 million net income)," said Twomey. "Excluding those three items, St. Joe's 2002 earnings per share were $0.60. At that time, we stated that we expected the full year 2003 per share net income, before conservation land sales, to increase by 5 to 15 percent over that adjusted 2002 total." (See Table 1 below.)



                                Table 1
                           Guidance Baseline
                                 2002

                                                         2002    2002
                                                         (in     Per
                                                       millions) Share
                                                      ----------------
Reported net income                                    $174.4   $2.14
  Less
     Conservation gains                                 (18.5)  (0.23)
     ARS gain                                           (20.7)  (0.25)
     Gain on forward sale of equity securities          (86.4)  (1.06)
                                                      -------- -------
2002 Baseline                                           $48.8   $0.60
                                                      ======== =======



    "In July we stated that we expected full year 2003 per share net income, before conservation land gains and the non-cash goodwill impairment of $14.1 million on Advantis Real Estate Services (Advantis) recorded in the second quarter of 2003, to exceed the top of the 5- to 15-percent range over the adjusted 2002 total," said Twomey. Advantis is the company's commercial real estate services unit.
    "We now believe that full year 2003 per share net income, before conservation land gains, the non-cash Advantis goodwill impairment charge and the cumulative effect of the recent FAS 150 accounting change, will exceed the 2002 baseline total by 25 to 35 percent," said Twomey.
    "During the fourth quarter this year, we expect continued strong sales at our resort communities, WaterColor and WaterSound, as well as in our other residential communities," said Twomey. "We also expect two large St. Joe Commercial and one St. Joe Land Company sales to close in the fourth quarter. There is always risk of delay of closing times and any slippage could materially affect fourth quarter results."

    Sale of Shares by duPont Trust

    On September 16, 2003, the Alfred I. duPont Testamentary Trust (the Trust), the company's largest shareholder, announced that it had completed a public offering of 9.0 million shares of St. Joe common stock at $31.50 per share. Subsequently, the underwriters exercised their over-allotment option to purchase an additional 1.35 million shares.
    On September 29, 2003, the Trust sold an additional 650,000 shares to Third Avenue Funds at $31.75 per share.
    St. Joe did not receive any proceeds from the sales of these shares. As a result of these transactions, the Trust and its beneficiary, the Nemours Foundation (the Foundation), currently own
31.8 percent of the company's outstanding common stock.

    Stock Repurchase Program

    During the third quarter of 2003, the company acquired 413,810 of its shares at a cost of $13.3 million, or an average price of $32.16 per share. Of these amounts, 215,900 shares were acquired through open market purchases for $7.0 million (an average of $32.16 per share) and 197,910 shares were purchased from the Trust and the Foundation for $6.3 million (an average of $32.15 per share).
    "Repurchase activity in the third quarter was lower than the previous two quarters primarily because of the time we were out of the market due to the planning and execution of the Trust's offering," said Twomey. "We intend to continue with our stock repurchase program, although the new dividend increase will absorb some of the funds that would otherwise have gone toward that program. Consistent with this view and the strong performance of our business, our current goal is to distribute capital to our shareholders through both the new quarterly dividend and the repurchase program, consistent with prudent capital management."


                                Table 2
                       Stock Repurchase Activity
                         Through June 30, 2003

                            Shares
         --------------------------------------------

          Purchased  Purchased                       Total     Average
  Year     From       From     Surrendered(a) Total   Cost      Price
           Public     Trust                           (in       Per
                                                      millions) Share
----------------------------------------------------------------------

1998       2,574,200        --     11,890  2,586,090     $55.5 $21.41
1999       2,843,200        --     11,890  2,855,090      69.5  24.31
2000       3,101,566   415,500         --  3,517,066      80.2  22.78
2001       3,485,400 3,585,900     58,550  7,129,850     176.0  24.67
2002       2,583,700 2,586,206    256,729  5,426,635     157.6  29.03
2003
 (1st Qtr.)  494,000   266,220     43,184    803,404      22.3  27.78
2003
 (2nd Qtr.)  430,400   412,740    298,700  1,141,840      33.4  29.20
2003
 (3rd Qtr)   215,900   197,910         --    413,810      13.3  32.16
         ----------- --------- ---------- ---------- --------- -------
Total/
Weighted
 Average  15,728,366 7,464,476    680,943 23,873,785    $607.9 $25.44
         =========== ========= ========== ========== =================

   (a) Represents shares surrendered by company executives as payment for the strike price and taxes due on exercised stock options or vested restricted stock.


    Since January 1, 1998, 23,873,785 shares have been acquired through the repurchase program and the surrender of shares for an aggregate cost of $607.9 million.
    At September 30, 2003, the company had 76,078,763 shares outstanding. The number of weighted-average diluted shares in the third quarter of 2003 was 77,894,096. At September 30, 2003, $61.4 million remained of the company's current stock repurchase authorization of $150 million.

    Northwest Florida Infrastructure

    "JOE continues to make significant progress in its efforts to help Northwest Florida improve its regional infrastructure," said Rummell. "Working with local communities to improve roads, air service, health care, affordable housing, education and economic development, our combined efforts will benefit both JOE shareholders and the people who call Northwest Florida home."

    West Bay Area Plan and Bay County Airport

    On July 10, 2003, the Bay County Commission voted to seek state review of a land-use plan for commercial, industrial, residential and conservation uses on approximately 16,000 acres of St. Joe land near the proposed site for the Panama City - Bay County International Airport. The county commission had previously voted to seek state review for a land-use plan on 4,000 acres for the proposed relocated airport.
    The two land-use plans, known as Detailed Specific Area Plans (DSAPs), would help implement the West Bay Sector Plan, a blueprint for the future development and conservation of approximately 75,000 acres in northwestern Bay County.
    The State of Florida issued its Objections, Recommendations and Comments Report for the DSAPs on October 4, 2003. An adoption hearing at the Bay County Board of County Commissioners is pending.
    While the decision to relocate the airport ultimately rests with the Federal Aviation Administration (FAA), a community debate regarding the airport is underway in Bay County. A broad-based coalition of community leaders, business and environmental groups, that includes St. Joe, are supporting the relocation, while a small, but vocal, number of citizens and no-growth groups are opposing it.
    The airport authority and the FAA continue to work on an Environmental Impact Statement for the proposed new airport. Numerous steps remain before a decision regarding the relocation of the airport will be made.

    St. Joe Land's New Ranch Product:
    Another Example of the Value Creation Process

    "We continue our efforts to create additional real estate products to transform what were once timberlands to higher and better uses," said Rummell. "For example, JOE is launching a ranch product for consumers who wish to own from 20 to 250 acres, while seeking controls on how the property around them is used. This product is initially being offered in rural settings in Leon, Wakulla and Gadsden Counties, benefiting from a proximity to Tallahassee and the agricultural and recreational nature of adjoining properties."
    "Over time, we expect to expand these offerings to other parts of JOE's holdings in Northwest Florida," said Rummell. "This product represents a pipeline of future value. Marketing plans are being developed to bring this product to a broad regional customer base."
    The first example of this new product is a 2,165-acre project in Gadsden County consisting of 17 ranches with 58 to 206 acres. The private, gated ranches average 127 acres, some with frontage on the Ochlockonee River. Project improvements include clearing, fencing, road stabilization and entry features. Each ranch is to be sold with common restrictions designed to promote a sense of community as each owner finishes their property. Additional land management services will be available to ranch owners on a separate fee basis. Prices of individual tracts are expected to vary depending on the physical attributes of each site including timber stands, topography and proximity to the river. Sales at this initial project are expected to begin in early 2004 and continue for two to three years.

    Entitlements

    St. Joe is delivering a wide variety of residential, resort, RiverCamps and rural residential products (residential projects) in Northwest Florida and other high-growth regions of the state. The tables below summarize the entitlements status at various St. Joe residential projects as of September 30, 2003.


                                Table 3
           Summary of Entitled St. Joe Residential Projects
                          September 30, 2003

                                         Total    Total     Units
            Project            County    Project  Project   Sold/Under
                                         Acres    Units(b)  Contract
                                                            Thru
                                                            09/30/03
----------------------------------------------------------------------
Artisan Park - Celebration      Osceola    160     616         18
Hammocks                        Bay        143     463        214
Hampton Park                    Duval      150     158        112
James Island                    Duval      194     365        353
Palmetto Trace                  Bay        138     523        174
Pier Park (Residential)         Bay         10     125          0
RiverCamps on Crooked Creek
 (Release One)                  Bay         95      27          0
Ranches                         Gadsden  2,165      17          0
SouthWood                       Leon     3,770   4,770        545
St. Johns Golf & County Club    St.
                                 Johns     820     799        469
Victoria Park                   Volusia  1,859  4,000+        325
Walton Corners                  Leon        60      33          0
WaterColor                      Walton     499   1,140        627
WaterSound Beach                Walton     256     499        288
WindMark Beach                  Gulf        80     110        100
                                       ------- ------- -----------
   Total                                10,399 13,645+      3,225
                                       ======= ======= ===========

(b) Total project units represent the number of units entitled. The actual number of units to be constructed at full build-out may be lower than the number entitled.


    St. Joe's pipeline of residential projects extends well into the future with 14,502 units at various stages in the entitlement process.



                                Table 4
            Summary of St. Joe Residential Projects in the
                         Entitlements Process(c)
                          September 30, 2003



            Project                  County     Total Project  Approx.
                                                    Acres      Units

----------------------------------------------------------------------
East Lake Powell                       Bay              181     360
Jones Homestead                        Gulf              94      90
RiverCamps on Crooked Creek            Bay
(Future phases)                                       1,395     423
RiverTown                              St. Johns      4,200   4,500
SummerCamp                             Franklin         782     499
Tarpon Sound                           Franklin         300      90
WaterSound - Next Phase                Walton         1,443   1,060
WaveCrest                              Bay                6      88
WindMark Beach - Future Phase          Gulf           2,000   1,550
                                                     ------ -------
    Subtotal                                         10,401   8,660

West Bay DSAP (d)                      Bay            6,789   5,842
                                                     ------ -------
 Total                                               17,190  14,502
                                                     ====== =======

(c) All developments listed have entitlement steps remaining that could affect timing, scale and viability.

(d) West Bay DSAP (Detailed Specific Area Plan) filed as a component of the West Bay Sector Plan Overlay. Development timing of the DSAP has not been determined.


    The number of units in Florida residential projects entitled or in the entitlement process now approaches 25,000 units on approximately 25,600 acres.




                                Table 5
               Summary of Residential Projects Pipeline
                          September 30, 2003

                                                       Total    Total
                                                       Acres    Units
                                                      ----------------
Entitled residential projects                         10,399   13,645
   Less acres and units sold                          (1,969)  (3,225)
Residential projects in entitlements process          17,190   14,502
                                                      ------ ---------
Total residential projects pipeline                   25,620   24,922
                                                      ====== =========



    Segment Results

    Residential Community Development

    Arvida Community Development's pretax income from continuing operations for the third quarter of 2003 was $31.9 million, compared with $21.4 million in last year's third quarter.
    "In the third quarter, our developments in Florida continued to show real strength," said Rummell. "Our buyers have diverse demographic profiles and are coming from a broad range of feeder markets. Florida's housing market continues to benefit from relatively low interest rates and continued state-to-state in-migration."


                                Table 6
                     Arvida Community Development
                            ($ in millions)

                             Units Closed
                         For the Three Months
                          Ended September 30

                                    2003                 2002
                              ------------------- -------------------
                             Units Revenue Gross  Units Revenue Gross
                                           Profit               Profit
                              ---- ------ ------- ---- ------ --------
Home Sites                     215  $52.5  $32.1   128  $29.9  $20.0
Homes                          313  $80.6  $11.8   300  $70.2   $9.8
                              ---- ------ ------- ---- ------ --------

Total                          528 $133.1  $43.9   428 $100.1  $29.8
                              ==== ====== =======  === ====== ========


                      Units Placed Under Contract
                          in the 3rd Quarter

                                                          Percentage
                                              2003   2002   Change
                                              ----------------------
Home Sites                                     204    125     63%
Homes                                          383    340     13%
                                              ---- ------ ----------
Total                                          587    465     26%
                                              ==== ====== ==========

                             Unit Backlog(e)
                            At September 30
                            ($ in millions)

                                          2003            2002
                                    ---------------------------------
                                     Units    Sales   Units    Sales
                                              Price            Price
                                     ----- -------- ------- ----------
Home Sites                             83     $21.5      94    $18.3
Homes                                 769    $258.1     552   $157.8
                                     ----- -------- ------- ----------

Total                                 852(f) $279.6     646   $176.1
                                     ===== ======== ======= ==========

(e) Backlog represents units under contract but not yet closed.

(f) Includes 80 WaterSound multifamily units at an average price of $1.1 million scheduled to close in the fourth quarter of 2003 and the first quarter of 2004.

    Northwest Florida

    WaterColor

    In the third quarter of 2003, 115 home sites and 13 housing units closed at WaterColor. During the quarter, contracts were accepted for 134 home sites and 8 housing units at average prices of $276,000 and $807,000, respectively.
    "With high consumer interest and strong demand, WaterColor's phase three established strong sales momentum in the third quarter," said Rummell. "We are pleased with how values from the WaterColor neighborhoods closer to the beach are being transferred to this new neighborhood of the community. This is due in part to the unique community master plan that links phase three to key amenities in phase one."
    Infrastructure construction in phase three continued during the quarter, including the completion of the pedestrian bridge that spans Western Lake, connecting phase three of the community to the BoatHouse and BaitHouse area. The phase three master plan also features a third community pool along with a large garden park that can be used for a variety of functions. Phase three is planned for 232 home sites. At September 30, 2003, 112 homes and home sites have been released in phase three and 110 were sold, under contract or reserved at average prices of $291,000 for 109 home sites and $780,000 for one home.
    In phase two, Camp WaterColor opened in the third quarter as the site for the resort's children and adult programming. Camp WaterColor offers an array of day and evening activities, including scavenger hunts, nature walks, sailing, swimming, tennis, snorkeling, scuba diving, canoeing, kayaking, boogie boarding and arts and crafts.
    As of September 30, 2003, all 268 home sites in phase two had been released, with 47 home sites and 13 homes remaining for sale. At the end of the quarter, the average sales price for home sites in phase two was $220,000 for 203 home sites, while the average sales price for homes was $805,000 for 5 homes.
    "The WaterColor Inn's high visibility across the region is also helping drive demand for resort real estate product," said Rummell. "We believe the Inn is a key marketing force for our real estate products not just at WaterColor but throughout Northwest Florida."
    From WaterColor's inception through September 30, 2003, contracts pending or closed totaled 627 units. WaterColor is expected to have 1,140 units at full build-out.

    Private Residence Club at WaterColor

    During the third quarter, sales began at Arvida's Private Residence Club (PRC) at WaterColor. As of September 30, 2003, reservations were received for 28 ownership interests in the PRC. The WaterColor PRC consists of 88 ownership interests in 11 two-bedroom, two-bath fully furnished luxury vacation multi-family units. Arvida started construction of the PRC building adjacent to the WaterColor Inn and BeachClub in October.
    "Marketing efforts, thus far, has been focused on the local area," said Rummell. "Late in the third quarter, we completed our marketing registration process for this new product in five Southeastern states, and we are pursuing registration in two additional states. We are now positioned to start marketing to a broader region, but we are pleased to have had such a strong response even before the kickoff of the regional marketing campaign."
    Each owner receives a deed to 1/8 interest in a specific residence for approximately $200,000. Each PRC owner is entitled to a minimum of five weeks a year in the PRC, plus additional time throughout the year based on availability. Arvida expects sales to continue into 2004.
    "Initial indications suggest the PRC at WaterColor will be substantially more profitable than the construction of traditional multi-family product," said Rummell. "Based on this experience at WaterColor, we are planning a PRC at WaterSound Beach and other future resorts as well."

    WaterSound Beach

    In the third quarter of 2003, 46 home sites closed at WaterSound Beach. During the quarter, contracts were accepted for 37 home sites at an average price of $363,000 and one multi-family unit at a price of $1,225,000.
    WaterSound Beach, a gated beachfront community south of County Road 30A in south Walton County, is planned to include single family homes, home sites and multi-family units. It is expected to have 499 residential units at full build-out.
    Of the 81 beachfront units of The Crossing at WaterSound Beach designed by Graham Gund, 80 are under contract and expected to close in the fourth quarter of this year and the first quarter of 2004. Prices for these residences ranged from $895,000 to $1.5 million, with an average over $1.1 million. The remaining unit will be retained as a model for the next phase of multi-family units.
    During the third quarter, reservations were accepted for all six apartments above the multi-family garages at prices ranging from $225,000 to $425,000. These apartments range in size from 307 to 725 square feet and are deed restricted so that they can only be held by an owner of a unit at The Crossings at WaterSound Beach.
    Based on the rapid sale of the initial 80 multi-family units, additional phases of multi-family units are being planned. In the fourth quarter, Arvida expects to begin taking reservations for the next 25 multi-family units at WaterSound Beach with prices averaging approximately $1.1 million per unit. Construction and sales are slated to begin in early 2004 on the 25 units released for reservations in 2003 plus an additional 24 units, followed by a 43 units planned for later years.
    From WaterSound Beach's inception through September 30, 2003, contracts pending or closed totaled 288 units.

    Private Residence Club at WaterSound Beach

    During the third quarter, design and predevelopment work began on a PRC at WaterSound Beach. The WaterSound Beach PRC is being planned for 168 ownership interests in 21 two-bedroom, two-bath fully furnished luxury vacation multi-family units.

    Sales are expected to begin in 2005.

    WaterSound, Next Phase

    On October 7, 2003, the Walton County Commission voted to approve land use entitlements for 478 of the 1,060 units, along with 35,000 square feet of commercial space, planned in this future phase of WaterSound. Pending receipt of final environmental permits, infrastructure construction is planned to begin in the first quarter of 2004.
    This future phase of WaterSound is located on 1,443 acres of timberland between U.S. 98 and the Intracoastal Waterway. Work continues on a Development of Regional Impact (DRI) for the project in a process that is expected to continue for 12 to 15 months.
    "The master plan for the future development of the next phase of WaterSound calls for a full package of amenities including golf, tennis and access to Lake Powell plus opportunity to purchase memberships in the beach club at WaterSound Beach and the Camp Creek Golf Club," said Rummell. "In order to achieve higher value, we don't intend to begin sales until the spring of 2005 after key amenities are in place."

    East Lake Powell

    Predevelopment planning continued on East Lake Powell, a 360-unit community with 30,000 square feet of commercial space on 181 acres in Bay County. With 4,300 feet of frontage on Lake Powell, a rare coastal dune lake, Arvida is planning this community for the pre-retirement market. Although a development agreement was approved in the first quarter of 2003, a number of regulatory steps remain. "We intend to begin development activity on this community when it is strategically advantageous," said Rummell.

    Palmetto Trace and The Hammocks

    In the third quarter of 2003, contracts closed for one home site and 35 homes at Palmetto Trace and The Hammocks in Bay County at average prices of $29,000 and $150,000, respectively. During the quarter, contracts were accepted for 66 homes at an average price of $152,000. Palmetto Trace is planned for 523 units on 138 acres. The Hammocks is planned for 459 units on 143 acres.
    "Sales at these two primary home communities in Bay County were strong in the third quarter," said Rummell. "Phase two of Palmetto Trace in Panama City Beach sold out in the third quarter. The last remaining home site in phase two of The Hammocks in Lynn Haven was sold in early October. As infrastructure construction continues, reservations are being accepted for product in the third phases of both communities."
    From the inception of Palmetto Trace and The Hammocks through September 30, 2003, Arvida accepted or closed contracts for 66 home sites and 322 homes at average prices of $31,000 and $147,000, respectively.

    WaveCrest

    During the third quarter, Bay County approved a development agreement for WaveCrest, a beachfront development along Front Beach Road in Panama City Beach. WaveCrest is being planned for up to 88 residential units on the north side of the road, and a beach amenity on the Gulf of Mexico side for RiverCamps on Crooked Creek and Arvida designated communities. Additional regulatory steps remain before development can begin.

    WindMark Beach

    In the third quarter of 2003, 7 home sites closed at Windmark Beach at an average price of $536,000. During the quarter, contracts were accepted for two home sites at an average price of $588,000. To date, all home sites that have been released have been either contracted or sold. This phase of this community includes 110 home sites, a pool club and several community docks, as well as an extensive conservation area accessible by boardwalks and trails.
    "Pricing and sales velocity for this first phase of WindMark Beach has been a real success," said Rummell. "Since we believe values will continue to increase at WindMark Beach, we are carefully managing the release of additional home sites there. St. Joe has 4 remaining beachfront home sites not released for sale."
    From WindMark Beach's inception through September 30, 2003, Arvida accepted or closed contracts for 100 home sites at an average price of $334,000.

    WindMark Beach, Future Phases

    Arvida has started predevelopment planning for future phases of WindMark Beach with 1,550 units on approximately 2,000 acres of timberland along 15,000 feet of beachfront owned by St. Joe. A DRI for these future phases has been filed and is expected to be completed in mid-2004.
    "Under the proposed master plan, WindMark Beach embraces, restores and protects a beautiful beach and makes it accessible to the public with activities that center on family fun," said Rummell. "Together with the Gulf County community, we are planning WindMark Beach so that it respects the local culture, landscape, architecture and the environmentally special lands nearby."
    Plans for the future phases of WindMark Beach provide that once the relocation of a portion of U.S. 98 is completed, the existing roadbed, through St. Joe's land, would be restored to create a beachfront trail system. No residential development is planned seaward of the beachfront trail, and St. Joe will provide public beach parking areas and multiple access points for the public.
    Sales at these future phases of WindMark Beach are expected to begin in the first half of 2005.

    SouthWood

    In the third quarter of 2003, 20 home sites and 45 homes closed at SouthWood at average prices of $91,000 and $194,000, respectively. During the quarter, contracts were accepted for 13 home sites and 36 housing units at SouthWood at average prices of $94,000 and $227,000, respectively.
    "Sales traffic at SouthWood remained steady in the third quarter and conversion rates remained high," said Rummell. "SouthWood continues to generate a 25 percent market share. We continue to introduce new single and multi-family product lines at SouthWood to extend our reach to a greater cross section of this population."
    "The Southern Living 2003 Idea House at SouthWood was featured in the magazine's August issue," said Rummell. "More than 10,000 people have toured the home and several other Southern Living publications contained extensive coverage."
    During the third quarter, the SouthWood Golf Clubhouse opened along with a community center featuring tennis facilities and three new swimming pools.
    From SouthWood's inception through September 30, 2003, Arvida closed or accepted contracts on 545 units. SouthWood is entitled for 4,770 residential units plus a variety of retail shops, restaurants, community facilities, light industrial sites and professional offices.

    SummerCamp

    During the third quarter, final land-use approvals were received for SummerCamp, a new beachfront vacation and second-home community in southeastern Franklin County. With 3.9 miles of waterfront, SummerCamp is planned for 499 units on 782 acres of St. Joe timberland. Although certain regulatory steps, including environmental permit applications submitted on October 6, 2003, remain to be approved, infrastructure construction is expected to begin in the first quarter of 2004.
    The sales process for SummerCamp is expected to get underway next month. A sales preview center is scheduled to open in Tallahassee in November plus an onsite sales center, general store and outfitter late in early 2005. Current plans call for a beach club with cabanas, observation piers, a small community dock and miles of interconnected nature trails.
    Home prices are expected to range initially from the high $300,000s to over $900,000, and home sites are expected to start in the mid-$100,000 range to over $1 million.
    "SummerCamp is the first development of its kind in this part of Northwest Florida," said Rummell. "Our team has developed a SummerCamp architectural style from the roots of historic and well recognized communities like St. Teresa and Apalachicola, evoking the traditional communities of Old Florida. Early indicators of demand are excellent with a sizable pool of prospects already identified throughout the Southeastern United States."

    St. James Island

    St. James Island, located at the eastern end of Franklin County, represents an area of approximately 49,000 acres, 36,000 of which are owned by St. Joe. It includes the area bounded by the city of Carrabelle on the west and Bald Point State Park on the east along the Gulf of Mexico. SummerCamp is being developed on a parcel in St. James Island.
    The St. James Island public visioning process for St. Joe's future development plans commenced in early October with good participation from the community. The process is expected to continue into the first quarter of 2004. The St. James Island Visioning Plan and the to-be-revised Franklin County Comprehensive Plan are expected to be ready for presentation to the Franklin County Board of County Commissioners in early 2004.

    Northeast Florida

    St. Johns Golf & Country Club

    In the third quarter of 2003, contracts were closed on 36 homes and 8 home sites at St. Johns Golf & Country Club. During the quarter, contracts were accepted for 27 homes at an average price of $325,000.
    "Although sales center traffic moderated during the quarter, the conversion rate from prospect to contract closing was the highest it has been all year, and third quarter results remain well ahead of original projections," said Rummell. "Infrastructure construction continues on future phases."
    From inception through September 30, 2003, Arvida closed or accepted contracts for 469 units at this 799-unit residential development south of Jacksonville in St. Johns County.

    James Island

    In the third quarter of 2003, contracts closed on 12 homes at James Island in Jacksonville. During the quarter, contracts were accepted for 4 units with home prices averaging $291,000. The 12 units remaining, including three models, in the 365-unit development are expected to be sold by the end of the first quarter of 2004.

    RiverTown

    The Comprehensive Plan Amendment for RiverTown was sent to the state for its review after a positive vote of the St. Johns County Planning Board on August 21, 2003 and the St. Johns County Commission on September 9, 2003. The approval process for the amendment and the companion DRI is expected to continue another 9 to 12 months. RiverTown is located on approximately 4,200 acres and is being planned for approximately 4,500 units with 3.5 miles of frontage on the St. Johns River.
    "We believe JOE's ability to provide high-value community developments can provide a product not found elsewhere in this market," said Rummell. "This is one of the last stretches of riverfront in Northeast Florida suitable for large-scale residential development within easy commuting distance to Jacksonville. With significant public access, we plan to make the river a focal point of the community."
    Sales are expected to begin in the first half of 2005.

    Central Florida

    Victoria Park

    During the third quarter of 2003, contracts closed on 28 homes and 13 home sites at Victoria Park. During the quarter, contracts were accepted for 43 homes and 13 home sites at average prices of $222,000 and $70,000, respectively.
    "We are very pleased with the progress at Victoria Park," said Rummell. "In the third quarter, the improved sales pace continued. With more of the amenities completed, this community is in an excellent position to perform well going forward."
    Victoria Park, located between Orlando and Daytona Beach, is set on 1,859 acres in the historic college town of DeLand. This mixed-used community is planned for approximately 4,000 residences built among parks, lakes and conservation areas.
    "Victoria Park's diversity of product, ranging from family-oriented neighborhoods to a golf community to age-restricted sections, is being well-matched with a diversity of buyers in terms of price, product and lifestyle choices," said Rummell. "Victoria Park has a strong local base with half of its buyers coming from the nearby area. The other half of the customer base is relocating from a wide variety of markets, with a quarter coming from other parts of Florida and another quarter from outside the state. We believe that our marketing efforts are working to produce this excellent diversity in sales."
    From Victoria Park's inception through September 30, 2003, contracts pending or closed totaled 325 units.

    Celebration, Artisan Park

    Sales commenced in the third quarter of 2003 for housing units in Artisan Park, a 160-acre village in the town of Celebration near Orlando. St. Joe owns 74 percent of the joint venture that is developing Artisan Park. Infrastructure construction for phase one concluded in the third quarter. Contracts were accepted for 5 home sites and 13 homes at average prices of $122,000 and $439,000, respectively.
    "This is the last residential product to be developed in Celebration," said Rummell. "We want to take advantage of Celebration's excellent reputation as a great place to live. Early indications point to strong demand. Current plans call for some home sites to be sold to approved builders only. JOE will maintain strict architectural control of the project."
    Plans for the neighborhood feature approximately 314 single-family homes plus 302 condominium homes, along with parks, trails, an outdoor performance area and community clubhouse with a fitness center, pool and educational and recreational programs.
    "This new product for the Orlando market is being positioned to accommodate a rapidly growing segment of Florida homebuyers - Baby Boomers," said Rummell. "While oriented towards adults, it will not have any age restrictions for purchasing or living in the community."

    Saussy Burbank

    In the third quarter of 2003, Saussy Burbank, St. Joe's homebuilder based in Charlotte, N.C., closed the sale of 131 homes compared to 130 homes in the third quarter of 2002. During the quarter, contracts were accepted for the purchase of 165 homes at an average price of $201,000.

    Commercial Real Estate

    St. Joe's Commercial Segment consists of St. Joe Commercial, the company's commercial real estate development unit, and Advantis, the company's commercial real estate services unit. Pretax income from continuing operations from the Commercial segment was $0.3 million for the third quarter of 2003, compared with a loss of $1.0 million in the same quarter of 2002.

    St. Joe Commercial

    For the third quarter of 2003, the St. Joe Commercial division had pretax income of $0.9 million, compared to $4.6 million in the second quarter of this year and a pretax loss of $0.9 million in the third quarter a year ago.
    During the third quarter of 2003, St. Joe Commercial sold nine land parcels, totaling 24 acres at an average price of approximately $39,000 per acre.
    "St. Joe Commercial continued to build its pipeline for future sales," said Twomey. "We previously reported that we did not expect major commercial land transactions in the third quarter. Our prospects look strong for the remainder of 2003 with the pipeline of sales slated for the fourth quarter expected to make a meaningful contribution to quarterly results. But as we have often said, we expect earnings from these sales to be 'lumpy.' The timing of transactions is very difficult to predict."
    "The value for land suitable for retail use continues to increase in Northwest Florida, moving closer to comparable prices for such land in other parts of the state. We believe there is room for additional growth," said Twomey. "Many retail users are not yet familiar with this part of Florida. We are working to harvest the untapped potential for additional value and velocity."


                                Table 7
                          St. Joe Commercial
                          Florida Land Sales
                   Quarter-Ended September 30, 2003


                             Number          Gross Sales    Average
           Land               of     Acres   Price          Price/Acre
                             Sales   Sold    (in            (in
                                             Thousands)     Thousands)
----------------------------------------------------------------------
Unimproved                     4       9       $171         $19
Improved                       5      15        755          51
                               --  -------  ---------   --------------
Total/Average                  9      24       $926         $39
                               ==  =======  =========   ==============



    Progress on various St. Joe Commercial projects is summarized below.

    Northwest Florida

    WaterColor Crossings

    In the third quarter of 2003, St. Joe Commercial continued development of WaterColor Crossings, a commercial center in WaterColor, anchored by a new full-service 28,800-square-foot Publix Super Market. The new Publix is scheduled to open in early December.
    The center has an additional 14,400 square feet of retail space and three out-parcels for retail operations. A contract has been accepted on a one-acre retail parcel for approximately $786,000.
    "WaterColor Crossings is designed to be a second town center and will help make WaterColor a true community where people live and build family connections," said Twomey. "It will provide the kind of convenience and service that mark a permanent neighborhood."

    SouthWood Village

    In the third quarter, a new Publix Super Market opened at SouthWood Village, a retail development within SouthWood. SouthWood Village has an additional 18,000 square feet of retail space and 11 out-parcels for retail operations. In addition, Gate Petroleum opened a new facility and sales and leasing discussions are underway with a local bank, a national pharmacy chain and several local merchants.
    "The new Publix Super Market is an important component of turning the SouthWood vision into reality," said Twomey. "It adds convenient shopping to the many other amenities at SouthWood, including easy access to outstanding schools, recreational opportunities and employment."

    SouthWood One

    At the end of the third quarter, 58 percent of the space had been leased in the 88,000-square-foot SouthWood One office building. If all pending leases are executed, the lease percentage of net rentable space at SouthWood One is expected to reach approximately 73 percent by year-end 2003.

    Beckrich Office Park

    During the third quarter, we completed Beckrich Two, the second 35,000-square-foot office building in Beckrich Office Park in Panama City Beach. Leasing activity is underway.
    "Beckrich Two is intended to help attract new jobs to Bay County as well as provide a good return on our investment," said Twomey. "Economic development is one of the primary objectives of our office product development in Northwest Florida. Businesses want to know that they will have suitable facilities before they commit to a new location."

    Highland Commons

    During the third quarter, St. Joe Commercial began predevelopment planning on Highland Commons, a retail project in Panama City Beach being designed for retail users of various sizes. "We are pleased that Beckrich Office Park has stimulated interest in this 120-acre site that JOE owns directly across US 98 from Beckrich," said Twomey.
    "During the third quarter, we accepted a contract from Home Depot for a 14-acre site to be used for a 140,000-square-foot store in Highland Commons," said Twomey. "Construction is expected to get underway in the first quarter of 2004. Additional 'big box' retailers have also expressed interest in Highland Commons."

    Pier Park

    Horizontal infrastructure construction continues at Pier Park, a mixed-use project in Panama City Beach. Pier Park is a public/private venture between St. Joe and the City of Panama City Beach with plans featuring retail, dining and family entertainment venues. Adjacent to six acres of white-sand beach, the project has 50 acres of land available for retail, dining and entertainment facilities near the beach, plus hotel and timeshare sites and 70 acres of highway-oriented commercial land.
    Site work is now underway for the construction of a 200,000-square foot retail shopping center for Quality Centers, fronting on US 98. It is scheduled to open in the summer of 2004. Earlier this year, St. Joe Commercial sold 24 acres in Pier Park to Quality Centers at $181,000 per acre.

    St. Joe Commerce Parks

    St. Joe Commercial has commerce parks operating or under development in six Northwest Florida counties. With master plans that were created to transfer value from the frontage of major highways inland, St. Joe Commercial is adding value to interior timberlands, and at the same time improving traffic flows. Table 8 summarizes the status of St. Joe commerce parks throughout Northwest Florida.



                                Table 8
                  St. Joe Commercial - Commerce Parks
                          September 30, 2003

                                   Net     Acres     Current Asking
    Commerce Parks      County    Saleable  Sold/    Price Per Acre
                                   Acres   Under
                                           Contract
----------------------------------------------------------------------
Existing
Beach Commerce           Bay        161       67   $60,000 - $435,000
Port St. Joe             Gulf        57       39     $30,000 - 35,000
Airport Commerce         Leon        40       --    $75,000 - 260,000

Predevelopment
South Walton County      Walton      42       --   $100,000 - 435,000
Beach Commerce II        Bay        140       --    $65,000 -  80,000
Nautilus Business Park   Bay         12       --   $300,000 - 375,000
Cedar Grove              Bay        150       --    $35,000 -  45,000
Port St. Joe II          Gulf        45       --    $35,000 -  45,000
Apalachicola Commerce    Franklin
 Center                              50       --    $30,000 -  35,000
Hammock Creek            Gadsden    114       24    $40,000 - 150,000
                                    ----     ---
    Total                           811      130
                                    ====     ===



    Beach Commerce Center

    Since 2000, St. Joe Commercial has sold 66 acres for a total of $3.7 million at Beach Commerce Center in Panama City Beach at an average sales price of $57,000 per acre. In the third quarter of 2003, St. Joe Commercial accepted one additional contract on approximately one acre for $75,000.
    There are a total of 94 net saleable acres remaining for light industrial and warehouse users at prices from $60,000 to $100,000 per acre for interior lots and up to $435,000 per acre for lots fronting on US 98. Interior lot pricing originally started at $45,000 per acre when the park opened in 2001.
    Because of strong demand, a second phase of the Beach Commerce Center, with 140 net saleable acres, is in predevelopment with prices of $65,000 to $80,000 per acre.

    Port St. Joe Commerce Center

    In the fourth quarter of 2002, St. Joe Commercial broke ground on Port St. Joe Commerce Center. By the end of the third quarter of 2003, approximately 69 percent of the acreage in the park, representing 39 acres on 13 parcels, was either sold or under contract for sale at an average price per acre of $26,000. The park, designed for small- and mid-sized businesses, has 57 net saleable acres. Horizontal construction was completed in the second quarter of this year.
    "This new commerce center is a part of JOE's long-standing efforts to support economic development in Gulf County and stimulate the creation of a more diverse employment base," said Twomey. "We are very pleased with the value that is being created at this commerce park for shareholders, as well as for the Port St. Joe community."
    Demand at Port St. Joe Commerce Center has been strong. A second phase is being planned.

    Airport Commerce Center

    Construction is completed on the Airport Commerce Center in Tallahassee with approximately 26 parcels and approximately 40 net saleable acres. Prices start at $75,000 per acre. The park is well located on Tallahassee's Capital Circle near the airport in one of the city's premier industrial districts.

    South Walton Commerce Center

    Planning and entitlement efforts continue for the South Walton Commerce Center. The park is located in a high growth area of south Walton County, with approximately 42 net saleable acres.

    Nautilus Business Park

    In the third quarter of 2003, St. Joe Commercial broke ground on the Nautilus Business Park fronting on US 98 in Bay County. When completed in the first quarter of 2004, the park will have 12 net saleable acres divided into seven different parcels. The Nautilus Business Park represents a new commerce product that is being marketed to small business users that need some highway frontage for showrooms with the ability to build a warehouse/distribution facility to the rear of the property. Initially, the parcels will be priced between $300,000 and $375,000 per acre.

    Hammock Creek Commerce Center

    Planning and entitlement efforts continued in the third quarter on Hammock Creek Commerce Center in Gadsden County just west of Tallahassee. A contract was executed on a 24-acre site in the new park at approximately $33,000 per acre. Hammock Creek is well positioned for distribution users with its proximity to I-10.
    Hammock Creek is being planned for 17 parcels with approximately 114 net saleable acres. Remaining parcels are expected to be priced at $40,000 to $150,000 per acre.

    Cedar Grove Commerce Center

    Planning and entitlements work continue for the Cedar Grove Commerce Center in east Bay County near Tyndall Air Force Base. Plans call for 150 net saleable acres. The commerce center is well located for use by contractors supporting U.S. Air Force operations in the region. Sales are expected to commence in early 2005.

    Future Commerce Centers

    "We are constantly seeking locations for additional commerce parks, which are intended to stimulate economic development activities with a focus on local business needs," said Twomey. "In addition, these projects provide a higher and better use of JOE timberlands."

    Investment Property Portfolio

    St. Joe continues to redeploy the proceeds of land sales in a tax-deferred manner through the acquisition of commercial office buildings in select markets within the southeastern United States. In the third quarter of 2003, St. Joe acquired a 158,000 square-foot office building in Charlotte, North Carolina, which is 100 percent leased.
    St. Joe's portfolio of commercial office buildings, acquired through the capital redeployment program, now totals more than 1.8 million square feet and represents an aggregate investment of more than $250 million, compared to 1.6 million square feet and an aggregate investment of $229 million at the end of the second quarter of 2003. Assuming the execution of leases now pending, the lease percentage of net rentable space is expected to reach 85 percent by year-end 2003.



                                Table 9
                     Investment Property Portfolio
                          September 30, 2003

        Location              Number of     Net          Leased
                             Properties   Rentable     Percentage
                                         Square Feet
----------------------------------------------------------------------
Florida
   Tampa                         5        477,000           82%
   Orlando                       2        313,000           75%
   Other                         3        222,000           70%
Atlanta                          2        401,000           83%
Washington, D.C.                 2        271,000           92%
Charlotte                        1        158,000          100%
                                --      ---------          ----
    Total/Average               15      1,842,000           83%
                                ==      =========          ====


    Advantis

    Advantis had a pretax loss from continuing operations of $0.6 million, compared to a pretax loss of $15.5 million in the second quarter of this year and a $0.1 million pretax loss in last year's third quarter. The results for the second quarter of 2003 included the $14.1 million pretax non-cash goodwill impairment charge. These results also excluded profits relating to inter-company transactions of $0.4 million in the third quarter of 2003, $0.3 million in the second quarter of 2003 and $0.3 million in the third quarter of 2002.
    "We are pleased and encouraged by the meaningful improvement achieved by Advantis in the third quarter," said Twomey. "Advantis has had great success in recruiting top talent in brokerage, management and construction services which contribute to the company's depth of expertise and long-term stability. While Advantis' financial performance has lagged as a result of a slow economic recovery in several of its key markets, it has in place both strong leadership and a well-defined business plan. Advantis has a strong pipeline of business, giving us optimism that it will achieve more progress in the final quarter of this year. We believe Advantis has laid the groundwork for good profitability and look forward to future performance improvements."

    St. Joe Land Company

    St. Joe Land Company's pretax income from continuing operations was $10.9 million in the third quarter of 2003, compared with pretax income of $8.5 million in the third quarter of 2002. One sale of 1,794 acres for $3.0 million, scheduled for the second quarter, closed in the third quarter.
    "St. Joe Land had an excellent third quarter with a broad base of sales," said Twomey. "The size, range and variety of product being sold continue to expand. Our marketing efforts continue to mature with emphasis on product line expansion."



                               Table 10
                         St. Joe Land Company
                      Quarter-Ended September 30

               Number   Number   Average      Gross         Gross
   Period        of       of      Price    Sales Price      Profit
               Sales    Acres   Per Acre  (in millions)  (in millions)
----------------------------------------------------------------------

    2003        43      9,051    $1,667       $15.1        $12.7
    2002        43      8,133    $1,439       $11.7         $9.7


    St. Joe Land

    In the third quarter, work continued on product diversification, additional entitlements and zoning improvements throughout St. Joe's holdings to facilitate alternative uses and increase yields per acre. St. Joe's new ranch product was described earlier. Other products, such as Walton Corners, are being developed for families who seek a rural lifestyle but on smaller parcels.

    Walton Corners

    Walton Corners, a good example of new product being developed by St. Joe Land, is a residential home site program designed for those who enjoy a rural lifestyle. Located 25 minutes from Tallahassee in southeast Leon County, St. Joe Land Company is planning 33 home sites, consisting of 17 half-acre and 16 three-acre parcels.
    The finished home sites are being sold to a local builder on a periodic take-down schedule. Gross revenue per acre is expected to be approximately $20,000 and current plans call for completion of the project in 2005.

    RiverCamps

    During the third quarter, RiverCamps opened its sales center for these planned settlements in rustic settings - each designed to respond to the land's unique character.
    RiverCamps are a real estate product that will provide easy access to the beautiful rivers, bays and waterways of Northwest Florida by offering a personal retreat in a private, woodland preserve, with the services and activities which will allow buyers to enjoy the property to its fullest. Each RiverCamp is a home site that will be sold fee-simple, with a common area preserved for conservation. Many home sites are one-acre or larger. Planning is underway on several potential RiverCamps sites throughout Northwest Florida.

    RiverCamps on Crooked Creek

    On October 6, 2003, the sales process began for the first release at RiverCamps on Crooked Creek. The home sites in this release are priced from $84,000 to $249,000. St. Joe Land is accepting reservations with deposits of $7,500 for the 23 available home sites until noon on October 24, 2003. A lottery process is being planned to choose buyers, and closings are expected to get underway later in the fourth quarter.
    "On September 2, 2003, RiverCamps opened a Preview Center in Panama City Beach on US Highway 98 directly across from Pier Park," said Rummell. "We are pleased with the high level of interest in this new product."
    Infrastructure construction for phase one of RiverCamps on Crooked Creek got underway at the end of the third quarter. Construction of three RiverCamps proto-type homes is expected to start in the fourth quarter.
    "We are very excited as we start the sales launch of our RiverCamps product," said Rummell. "Our marketing activities have created substantial interest in RiverCamps. We believe the marketplace is responding quite favorably to this new idea in real estate development."
    With water on three sides and planned for 450 home sites on approximately 1,500 acres of former timberland, RiverCamps on Crooked Creek features views of West Bay, the Intracoastal Waterway and Crooked Creek. A variety of RiverCamp floor plans, typically from 1,500 to 2,400 square feet, are available.
    "This first RiverCamps site is located near one of Northwest Florida's most beautiful bay systems," said Rummell. "The site provides boating and fishing with water access to St. Andrews Bay and its creeks, the Intracoastal Waterway and the Gulf of Mexico. Plans call for the sale of home sites and homes. A full menu of owner services, with emphasis on outdoor recreation, is now being developed."

    Conservation Land

    In the third quarter of 2003, 2,734 acres of conservation land sold for a gross sales price of $3.9 million, or $1,414 per acre.


                               Table 11
                        Conservation Land Sales
                 Nine Months Ended September 30, 2003

                                                       Gross
                                                       Sales
Quarter                                                 Price    Price
Sold         Project       Buyer    Location  Acreage   (in      Per
                                                      Millions)  Acre
----------------------------------------------------------------------
 1st    Wacissa River  State of      Jefferson
           West         Florida       County   13,917   $14.9   $1,071
 2nd    Wacissa River  State of      Jefferson
           East         Florida       County    4,693     5.7    1,215
 3rd    Apalachicola   City of       Franklin
           Parcel       Apalachicola  County       98      .3    3,134
 3rd    St. Marks      Nature        Wakulla
                        Conservancy   County    2,636     3.6    1,351
                                             -------------------------
        Total/Average                          21,344   $24.5   $1,148
                                             =========================


    Conservation Land's pretax income from continuing operations for the third quarter of 2003 was $3.9 million compared with $0.1 million during the third quarter of 2002.
    On September 29, 2003, St. Joe closed the sale of 2,636 acres of conservation land in Leon County to The Nature Conservancy for $1,351 per acre. The land will be used to expand the St. Marks National Wildlife Refuge. The Nature Conservancy plans to eventually sell the land to the U.S. Fish and Wildlife Service, operator of the 67,000-acre refuge.
    In the third quarter, 98 acres in Franklin County were sold to the City of Apalachicola under the auspices of the Florida Community Trust to address critical open space and waste-water treatment issues. The land is just outside the city limits of Apalachicola.
    "JOE's conservation land program creates value in many ways for Northwest Florida and for JOE," said Twomey. "Obviously the sales add to our bottom line, but more importantly, the sale to the City of Apalachicola is an example of conservation land used to solve a chronic waste- water treatment problem. We know that conserving the best of Northwest Florida and making sure it works for all the citizens of the region adds value to our other land holdings. Our long-term business interests are served well by ensuring the protection of Northwest Florida's special places and quality of life. We are working to make additional significant conservation land sales in the fourth quarter of 2003 and over the next several years."
    From the conservation land program's inception through September 30, 2003, approximately 150,000 acres have been permanently preserved. Activity is currently underway to sell three additional parcels in 2003, totaling approximately 56,600 acres of conservation land, to state and private conservation interests. "A large conservation land sale of approximately 43,000 acres originally expected to close near the end of the fourth quarter will now probably move into next year," said Twomey.
    Additionally, 17 tracts totaling more than 118,000 acres are being considered for sale in years 2004 to 2006. The timing, sequence and viability of these transactions are uncertain and some transactions could be delayed.

    St. Joe Timberland Company

    Pretax income from continuing operations for the forestry segment totaled $1.7 million for the third quarter of 2003, compared with $1.7 million in the comparable 2002 period. "Pricing of hardwood pulpwood was stronger this quarter," said Twomey. "The third quarter also saw continued improvement in pine pulpwood prices."

    Other Income (Expense)

    Other income (expense), which includes dividend and interest income, gains (losses) on sales of investments and non-operating assets and miscellaneous income, and interest expense, was an expense of $2.4 million in the third quarter of 2003, compared to an expense of $2.9 million in the comparable 2002 period.



                               Table 12
                        Other Income (Expense)
                             (in millions)

                                                   Quarter-  Quarter-
                                                    Ended     Ended
                                                  September September
                                                   30, 2003  30, 2002
                                                  --------------------
Dividend and interest income                           $0.2      $1.1
Interest expense                                       (3.1)     (4.3)
Loss on valuation of derivatives                         --      (0.7)
Other                                                   0.5       1.0
                                                  ----------  --------
Total                                                 $(2.4)    $(2.9)
                                                  ==========  ========


                               Table 13
                Reconciliation of Net Income to EBITDA(g)
                             (in millions)

                                                 Quarter-   Quarter-
                                                   Ended      Ended
                                                 September  September
                                                 30 , 2003   30, 2002
                                                ----------------------

Net Income                                           $12.9      $11.7
Plus:
  Income tax expense                                   7.7        7.5
  Depreciation and amortization                        7.3        6.0
  Interest expense                                     5.6        6.1
                                                ----------  ----------
EBITDA(g)                                            $33.5      $31.3
                                                ==========  ==========

EBITDA per diluted share                             $0.43      $0.39
                                                ==========  ==========
Weighted average diluted shares outstanding     77,894,096 79,973,354

(g) We use Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) as a supplemental performance measure, along with net income, to report our operating results. EBITDA is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, EBITDA is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to cash flows as a measure of liquidity. However, we believe that EBITDA provides relevant information about our operations and, along with net income, is useful in understanding our operating results.
   Prior-year EBITDA has been changed to conform to the SEC's current guidance on non-GAAP financial measures. The third quarter of 2002 includes a $0.7 million loss on valuation of forward sale contracts and $0.7 million other charges, each of which we previously excluded from EBITDA. EBITDA includes conservation land EBITDA of $3.9 million and $0.1 million in the third quarters of 2003 and 2002, respectively.

                               Table 14
                         Summary Balance Sheet
                             (in millions)

                                                   Sept. 30, Sept. 30,
                                                       2003     2002
                                                    ------------------
Assets
Investment in real estate                             $862.9   $810.8
Cash and investments                                    64.1    117.5
Prepaid pension asset                                   93.9     92.7
Property, plant and equipment                           37.2     44.3
Other assets                                           188.9    122.0
                                                    -------- ---------
Total assets                                        $1,247.0 $1,187.3
                                                    ======== =========

Liabilities and Stockholders' Equity
Debt                                                   369.0    367.0
Accounts payable, accrued liabilities and minority
 interest                                              186.4    143.5
Deferred income taxes                                  221.2    198.9
                                                    -------- ---------
Total liabilities                                      776.6    709.4
                                                    -------- ---------
Total stockholders' equity                             470.4    477.9
                                                    -------- ---------
Total liabilities and stockholders' equity          $1,247.0 $1,187.3
                                                    ======== =========

                               Table 15
                             Debt Schedule
                             (in millions)

                                                         Sept.  Sept.
                                                         30,    30,
                                                         2003   2002
                                                        ------ -------
  Revolving debt facility                                $30.0    $--
  Medium term notes                                      175.0  175.0
  Acquisition and other debt                               4.0    4.5
  Minimum liability on forward-sale of equity securities    --   38.2
  Other collateralized/specific asset related debt       160.0  149.3
                                                        ------ -------
   Total Debt                                           $369.0 $367.0
                                                        ====== =======

                               Table 16
                  Consolidated Quarterly Comparisons
               ($ in millions except per-share amounts)

                                                 Quarter-    Quarter-
                                                   Ended       Ended
                                                Sept. 30,   Sept. 30,
                                                    2003        2002
                                                ---------- -----------
Total revenues                                      $200.8     $152.5
Operating expenses                                   144.4      117.0
Depreciation and amortization                          7.3        6.1
Corporate expenses                                    10.0        7.0
                                                ---------- -----------
Operating profit                                      39.1       22.4
Other income (expense)                                (2.4)      (2.9)
                                                ---------- -----------
Income from continuing operations before taxes
 and minority interest                                36.7       19.5
Income tax expense                                   (13.7)      (7.5)
Minority interest                                       --       (0.4)
Discontinued operations, net of income taxes            --        0.1
                                                ---------- -----------
Income before cumulative effect of a change in
   accounting principle(h)                           $23.0      $11.7
Cumulative effect of a change in accounting
 principle                                           (10.1)        --
                                                ---------- -----------
Net Income                                           $12.9      $11.7
                                                ========== ===========
Earnings per diluted share:
    Income before cumulative effect of a change
     in accounting principle                          0.30       0.15
    Cumulative effect of a change in accounting
     principle                                       (0.13)        --
                                                ---------- -----------
    Net earnings per diluted share                   $0.17      $0.15
                                                ========== ===========

EBITDA (i)                                           $33.5      $31.3
                                                ======================
EBITDA per diluted share (i)                         $0.43      $0.39
                                                ======================

Weighted average diluted shares outstanding     77,894,096 79,973,354


(h) Effective July 1, 2003 the company is required to implement
FAS 150, Accounting for Certain Financial Instruments with
Characteristics of both Liabilities and Equity.

    Several entities in which we hold majority controlling interest are consolidated into our financial statements, the largest of which was St. Joe/Arvida Company L.P. as of July 1, 2003. Under FAS 150, the interest held by third parties (minority interest) in these entities is considered a financial instrument and under certain circumstances may be considered mandatorily redeemable in accordance with FAS 150. As a result of adopting FAS 150, such interests in entities that require termination at a specified date meet the definition of mandatorily redeemable instruments and must be classified as liabilities in our financial statements. In addition, FAS 150 requires mandatorily redeemable financial instruments to be adjusted to fair value at each reporting period, if the amount required to ultimately settle these instruments varies.
    The transition guidance of FAS 150 requires us to record such instruments at fair value as of July 1, 2003. The initial implementation of FAS 150 is reflected as a cumulative effect of a change in accounting principle, with all future changes in fair value to be recorded as an increase or decrease in interest expense. The Company has valued such instruments, including the 26% minority interest in St. Joe/Arvida Company L.P., at their determined fair values and has recorded an expense for the cumulative effect of change in accounting principle of $16.1 million ($10.1 million, net of tax) for the difference between such fair values and carrying values at July 1, 2003. We subsequently acquired the minority interest in St. Joe/Arvida Company L.P. and no future charges under FAS 150 are expected relating to this entity.

(i) See Table 13 above for a reconciliation of net income to EBITDA.

                               Table 17
                     Quarterly Operating Revenues
                              By Segment
                             (in millions)

                                                   Quarter-   Quarter-
                                                    Ended      Ended
                                                  September  September
                                                     30,        30,
                                                     2003      2002
                                                  -------- -----------

Community residential development                   $144.0    $107.7
Commercial real estate                                29.3      23.0
St. Joe Land                                          19.0      11.9
Forestry                                               8.5       9.5
Corporate and other                                     --       0.4
                                                  -------- -----------
    Operating revenues                              $200.8    $152.5
                                                  ======== ===========


                               Table 18
                    Quarterly Segment Income Before
                      Taxes and Minority Interest
                             (in millions)

               Sept  June  March  Dec  Sept  June  March   Dec  Sept
                30,   30,    31,  31,    30,   30,   31,   31,    30,
               2003   2003  2003  2002  2002  2002  2002   2001  2001
              --------------------------------------------------------
Community
residential
development    $31.9 $22.8  $8.5 $19.7 $21.4 $22.2   $9.4 $16.8 $14.1
Commercial
real estate      0.3 (10.9)  3.5   4.5  (1.1) (0.6)  (0.9)  3.3 ( 0.9)
St. Joe Land    14.8  12.8  17.6  30.7   8.6  10.5   18.4  12.5  15.8
Forestry         1.7   2.2   1.9   2.0   1.7   2.3    1.9   1.3   1.6
Corporate and
 other         (12.0)(10.7) (8.1) 28.4 (11.1)(13.7)  87.8  (7.9)(11.0)
              --------------------------------------------------------
Income before
 income
taxes and
 minority
 interest      $36.7 $16.2 $23.4 $85.3 $19.5 $20.7 $116.6 $26.0 $19.6
              ========================================================


    Conference Call Information

    St. Joe will host an interactive conference call to review the company's results for the third quarter ended September 30, 2003 and to discuss its outlook for the remainder of 2003 on Tuesday, October 21, 2003, at 10:00 AM, Eastern Daylight Time.
    To participate in the call, please phone 888.428.4474 (for domestic calls from the United States) or 651.291.0561 (for international calls) approximately ten minutes before the scheduled start time. Approximately three hours following the call, you may access a replay of the call by phoning 800.475.6701 (domestic) or
320.365.3844 (international) using access code 700134.
    St. Joe will also webcast the conference call live over the Internet in a listen-only format by visiting the company's web site at http://www.joe.com. Access will be available 15 minutes prior to the scheduled start time. A replay of the conference call will be posted to the St. Joe web site approximately three hours following the call.

    About St. Joe

    The St. Joe Company, a publicly held company based in Jacksonville, is one of Florida's largest real estate operating companies. It is engaged in community, commercial, industrial and resort development, along with commercial real estate services. The company also has significant interests in timber.
    More information about St. Joe can be found online at http://www.joe.com

    Forward-Looking Statements

    We have made forward-looking statements in this earnings release, particularly in the Outlook section. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ, possibly materially, from those in the information. Any statements that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as "intend", "anticipate", "believe", "estimate", "expect", "plan" or similar expressions in this release. In particular, forward-looking statements include, among others, statements about the following:

    -- the size and number of commercial buildings and residential units;

    -- the expected development timetables, development approvals and the ability to obtain approvals;

    --  the anticipated price ranges of developments;

    -- the number of units that can be supported upon full build out of a development;

    --  the number, price and timing of anticipated land sales;

    -- estimated land holdings for a particular use within a specific time frame;

    --  absorption rates and expected gains on land sales;

    -- future operating performance, cash flows, and short and long-term revenue and earnings growth rates;

    --  comparisons to historical projects; and

    -- the number of shares of company stock which may be purchased under the terms of the company's existing or future share-repurchase program.

    Forward-looking statements are not guarantees of performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on current expectations, and we undertake no obligation to update the information contained in this release.
    Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include, among others, the following:

    -- economic conditions, particularly in Florida and key southeast United States areas that serve as feeder markets to the company's Northwest Florida operations;

    --  acts of war, terrorism or other geopolitical events;

    -- local conditions such as an oversupply of homes and home sites and residential or resort properties, or a reduction in the demand for real estate in an area;

    -- timing and costs associated with property developments and rentals;

    --  competition from other real estate developers;

    -- whether potential residents or tenants consider our properties attractive;

    -- increases in operating costs, including increases in real estate taxes;

    -- changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;

    --  how well we manage our properties;

    -- changes in interest rates and the performance of the financial markets;

    -- decreases in market rental rates for our commercial and resort properties;

    --  decreases in the prices of wood products;

    -- the pace of development of public infrastructure, particularly in Northwest Florida;

    -- adverse changes in laws or regulations affecting the development of real estate;

    -- the availability of funding from governmental agencies and others to purchase conservation lands; and

    --  adverse weather conditions or natural disasters.

    The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic filings with the Securities and Exchange Commission, including our Form 10-K dated December 31, 2002, and in our registration statement on Form S-3, as amended, filed September 16, 2003.
    Copyright 2003, The St. Joe Company. "Advantis," "WindMark," "SouthWood," "WaterColor," "WaterSound," "RiverCamps" and the "taking flight" logo are service marks of The St. Joe Company.
    Arvida is a registered trademark.

    CONTACT: The St. Joe Company, Jacksonville
             Media:
             Jerry M. Ray,  904/301-4430
             jray@joe.com
             Investors:
             Steve Swartz, 904/301-4347
             sswartz@joe.com